Exhibit 99.1

Toreador Energy France S.C.S	Toreador Resources
9 rue Scribe	13760 Noel Road
75009 Paris France	Suite 1100
Dallas, Texas 75240
33 1 47 03 34 24	214 559 3933
Fax 33 1 47 03 33 71	Fax 214 559 3945
www.toreador.net

NEWS RELEASE

TOREADOR SHAREHOLDERS APPROVE PROPOSALS AT 2009 ANNUAL MEETING OF SHAREHOLDERS

NEW YORK CITY, NEW YORK (June 5, 2009) — Toreador Resources Corporation (“Toreador” or the “Company”) (NASDAQ: TRGL) today announced that at its Annual Meeting of Shareholders held yesterday, Toreador shareholders elected the Company’s full slate of directors and ratified the selection by the Company’s Audit Committee of Grant Thornton, LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

Toreador shareholders elected the following individuals to serve on the Board of Directors until the 2010 Annual Meeting of Shareholders: Julien Balkany, Nicholas Gay, Peter Hill, Adam Kroloff, Craig McKenzie, Ian Vann and Herbert Williamson III.  All seven directors have extensive experience in the oil and gas, exploration and production business.

Craig McKenzie, Toreador President and Chief Executive Officer said, “We are very pleased that Toreador’s shareholders approved both items that were on the agenda for today’s Annual Meeting of Shareholders and appreciate their demonstration of support.  Our newly appointed directors, Nicholas Gay, Adam Kroloff and Ian Vann, bring a wealth of executive-level oil and gas experience and valuable insight into the European market.  The addition of these London-based directors underscores Toreador’s commitment to create a leading pan-European and Mediterranean E&P company and take advantage of opportunities within these core markets to advance our strategic priorities for 2009.”

Mr. McKenzie concluded, “I would like to thank Alan Bell, Peter Falb, and Nicholas Rostow who served as Directors in 2008 and will be stepping down from the Board, for their years of loyalty and commitment to Toreador.  We are pleased to have Peter Falb remain as an emeritus Director through year-end.”

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey and Hungary.  The company’s website, www.toreador.net, provides more information about Toreador.

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Contact:

Toreador Resources Corporation

Shirley Z. Anderson, 214-559-3933

Corporate Secretary

sanderson@toreador.net